Exhibit 12.1

Statement re Computation of Ratios

                                                                                                        Six months
                                                                                                           Ended
                                                           Year ended December 31,                       06/30/98
                                           1997        1996        1995         1994        1993           1998
                                           ----        ----        ----         ----        ----           ----
                                                              (in thousands)
RATIO OF EARNINGS TO FIXED
CHARGES

Fixed Charges
   Interest:
     Expense                            $   30,645  $   27,149  $   18,149   $   23,124  $   31,856  $        10,024
     Capitalized                                 -       2,174       2,256        2,554       2,985                -
     Operating lease interest                  600       8,885       2,197            -           -              300
   Dividends  on  preferred  stock  of
   subsidiaries                              6,314           -           -            -           -            6,532
                                        ----------  ----------  ----------   ----------  ----------  ---------------

     Total fixed charges                $   37,559  $   38,208  $   22,602   $   25,678  $   34,841  $        16,856
                                        ==========  ==========  ==========   ==========  ==========  ===============

Income (loss) before taxes               (270,123)    (56,837)    (65,827)     (50,477)    (26,857)         (21,329)

Fixed charges                               37,559      38,208      22,602       25,678      34,841           16,856

Capitalized interest                             -     (2,174)     (2,256)      (2,554)     (2,985)                -

Dividends on preferred stock of
   subsidiaries                            (6,314)           -           -            -           -          (6,532)
                                        ----------  ----------  ----------   ----------  ----------  ---------------

Total Earnings                          $(238,878)  $ (20,803)  $ (45,481)   $ (27,353)  $    4,999  $      (11,005)
                                        ==========  ==========  ==========   ==========  ==========  ===============

Deficiency of earnings to cover
   fixed charges                        $  276,437  $   59,011  $   68,083   $   53,031  $   29,842  $        27,861
                                        ==========  ==========  ==========   ==========  ==========  ===============